Exhibit 10.24

GATX CORPORATION
2012 INCENTIVE AWARD PLAN
STOCK-SETTLED STOCK APPRECIATION RIGHT (SAR) AGREEMENT
In partial consideration of the provision of services by the Participant, an employee of GATX Corporation (the "Company"), or a subsidiary thereof (such subsidiary and the Company hereinafter collectively "GATX"), and as further incentive for the Participant to advance the interests of the Company, the Company hereby grants to the Participant, on the Grant Date, the number of stock-settled stock appreciation rights set forth on the MSSB Benefit Access website (https://www.benefitaccess.com) (the "SARs") with respect to the same number of Shares of the Company at the Exercise Price set forth on the MSSB Benefit Access website pursuant to the GATX Corporation 2012 Incentive Award Plan (the “Plan”). Such grant is expressly subject to the terms and conditions of this Stock Appreciation Rights Agreement (the “Agreement”) as hereinafter set forth and further subject to the terms and conditions of the Plan, both of which are incorporated herein by reference.

1.
Defined Terms. Capitalized terms used in this Agreement are defined in paragraph 15 or elsewhere herein. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

2.
Award. By acceptance of this SAR award on the MSSB Benefit Access website (https://www.benefitaccess.com), Participant hereby agrees and consents to the application this Agreement and the Plan to the SARs. Each SAR entitles the Participant to receive one Share subject to the terms and conditions of this Agreement.

3.
Vesting and Exercise Schedule. Subject to the terms and conditions of this Agreement, the SARs shall vest and become exercisable in installments according to the following schedule, provided the Participant has not had a Termination of Service prior thereto:

INSTALLMENT	VESTING DATE
33.33% of SARs	One-year anniversary of the Grant Date
33.33% of SARs	Two-year anniversary of the Grant Date
33.34% of SARs	Three-year anniversary of the Grant Date

4.	Accelerated Vesting. Notwithstanding paragraph 3 of this Agreement, the Participant shall vest in each SAR granted hereunder and such SARs shall be exercisable as follows:

(a)	Each SAR shall become fully vested if a Participant's Date of Termination occurs by reason of the Participant's death, Disability or Retirement at or beyond age 65.

(b)
Only SARs which were vested and exercisable on or immediately prior to the Participant's Date of Termination may be exercised on or after the Participant's Date of Termination. However, if the Participant is terminated for Cause, all unexercised SARs (whether or not previously vested) will be cancelled as of the date immediately prior to the Participant's Date of Termination.

(c)
Subject to the provisions of Section 14.2 of the Plan (relating to the adjustment of shares), if a Change in Control occurs prior to a Participant's Date of Termination, and within two (2) years after the occurrence of the Change in Control the Participant's Date of Termination occurs by reason of discharge by the employer without Cause or the Participant resigns from employment with the employer for Good Reason, the Participant shall, except as provided in subparagraph 4(d) below, become vested in all unvested, outstanding SARs that were granted prior to the Change in Control and that are held by the Participant as of the Date of Termination.

(d)
If a Date of Termination occurs as described in subparagraph 4(c) above in connection with a Change in Control described in Subsection 2.7(e) of the Plan with respect to a Participant as described therein (relating to certain transactions involving a Subsidiary or Business Segment), (A) the SARs, if any, scheduled to become vested and exercisable during the calendar year in which such Date of Termination occurs shall vest and become exercisable in full beginning on the date on which the Date of Termination occurs and (B) all vested and exercisable SARs will remain exercisable until the earlier of the Expiration Date or the last business day of the calendar year following the calendar year in which the Change in Control occurs.

(e)
For purposes of this paragraph 4, if, as a result of Change in Control described in Subsection 2.7(e) of the Plan, the Participant's Termination of Service occurs by reason of the Participant's employer ceasing to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), and the Participant is not, immediately following the Change in Control, employed by the Company or an entity that is then a Subsidiary, then the occurrence of the Change in Control shall be treated as the Participant being discharged by the employer without Cause.

5.
Expiration. The SARs shall not be exercisable after the Company's close of business on the last business day that occurs immediately prior to the Expiration Date. The "Expiration Date" shall be the earliest to occur of:

(a)    the seven-year anniversary of the Grant Date;

(b)	if the Date of Termination occurs by reason of death or Disability, the one-year anniversary of such Date of Termination;

(c)	if the Date of Termination occurs for Cause, the date immediately preceding Date of Termination;

(d)	if the Date of Termination occurs by reason of Retirement, the five-year anniversary of such Date of Termination; and;

(e)	if the Date of Termination occurs for any reason other than those listed in subparagraph (b), (c), or (d) of this paragraph 5, the three-month anniversary of such Date of Termination.

6.
Method of SAR Exercise; Number of Shares, Sale of Shares. The SARs subject to this grant may be exercised once vested in whole or in part according to such procedures as the Administrator may establish in its sole discretion from time to time.

SARs covered by this Agreement shall be settled in Shares. The number of Shares to be issued to a Participant upon exercise of an SAR shall be equal to the product of (a) the difference between (i) the Fair Market Value of the Shares on the Exercise Date, and (ii) the Exercise Price, and (b) the number of SARs exercised, divided by the Fair Market Value of the Shares on the Exercise Date. Any fractional share shall be paid in cash.

7.
Dividend Equivalents. Participants shall be entitled to accrue dividend equivalents beginning on the Grant Date and ending upon the earlier to occur of (i) the Exercise Date of the SARs and (ii) the Expiration Date. An account will be established for each participant that will accrue dividend equivalents on the SARs with respect to Shares that have not vested. The Participant's account shall be credited with dividend equivalents equal to the product of (a) the number of SARs which the Participant was granted and that have not vested subject to any adjustment made by the Committee as referred to in Section 14.2 of the Plan, and (b) the dividend declared on a single Share with respect to the immediately preceding dividend record date. So long as the SARs have not been cancelled, accrued dividends will be paid as soon as practical after the Vesting Date of the SARs to which such dividend equivalents related as reflected in paragraph 3 of this Agreement. Dividend equivalents with respect to vested, unexercised SARs will be calculated as described above, and will be paid within 30 days of each quarterly dividend payment date. Dividend equivalents on vested SARs will be prorated through the Expiration Date or Exercise Date, as applicable, for the quarter in which such Expiration Date or Exercise Date occurs.

8.
Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Administrator from time to time, such withholding obligations may be satisfied through the surrender of Shares which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that, except as otherwise provided by the Committee, such Shares may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). In the event that the withholding obligation arises during a period in which the Participant is prohibited from trading in the Shares pursuant to the Company's insider trading policy, or otherwise by applicable law, then unless otherwise elected by the Participant during a period when he/she was not so restricted from trading, the Company shall automatically satisfy the Participant's withholding obligation by withholding from Shares otherwise deliverable under this Agreement.

9.
Transferability. Except as provided in a domestic relations order, the SARs are not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant's life, may be exercised only by the Participant or, in the case of his or her incapacity, by his or her legal representative.

10.
Heirs and Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant's death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary's exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.
Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Director, Compensation of the Company. This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Administrator from time to time pursuant to the Plan.

12.
Not An Employment Contract. The grant of SARs will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will the SAR interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

13.	Notices. Any written notices required to be provided to the Company, shall be addressed as follows:
GATX Corporation
222 West Adams Street
Chicago, IL 60606-5314

(a)
Any notice provided to the Company pursuant to the definition of Good Reason must be delivered by hand or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Senior Vice President, Human Resources and shall only be effective when actually received.

(b)
All other notices shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Any such notice sent by mail shall be deemed received three days after mailing, but in no event later than the date of actual receipt and shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, to the attention of the Director, Compensation.

14.
No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the Shares subject to the granted SARs, unless and until the SAR has been exercise and a stock certificate has been duly issued as provided herein.

15.	Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:
“Cause” means (i) the willful and continued failure of the Participant to perform the Participant's duties for GATX (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to GATX. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief, that the Participant's action or omission was in the best interests of GATX.
“Date of Termination” means the date on which the Participant incurs a Termination of Service.

Designated Beneficiary means the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.
“Disability” means, except as otherwise provided by the Committee, that the Participant is considered to have a "Disability" for such period of time that the Participant is considered to be "disabled" (as such term is defined in the Company's long term disability plan).
“Exercise Date” means the date the SAR is exercised by the Participant by logging into the MSSB Benefit Access website (https://www.benefitaccess.com) or contacting a MSSB customer service representative before 3 PM eastern time and indicating the number of SARs to be so exercised.
“Good Reason” means the occurrence of one or more of the following conditions without the consent of the Participant:

(i)	a material diminution in the Participant's base compensation, compared with the Participant's base compensation in effect immediately prior to the consummation of a Change in Control;

(ii)
a material diminution in the Participant's authority, duties, or responsibilities, compared with the authority, duties, and responsibilities of the Participant immediately prior to the consummation of a Change in Control; or

(iii)	a material change in the geographic location at which the Participant must perform services.
The Participant must provide written notice to the Company of the occurrence of Good Reason within 90 days after the event constituting Good Reason, which notice specifically identifies the circumstances which the Participant believes constitute Good Reason. The Company will have 30 days after it receives the notice to correct the circumstances or give notice to the Participant that it does not intend to correct. The Participant may resign within a reasonable time after receiving the Company's response or after the Company fails to correct such circumstances (provided that in no event may such termination occur more than one year after the initial existence of the condition constituting Good Reason).
“Grant Date” means the later of either the date the grant was approved by the Committee or the last trading day of the month following the month in which the Participant was hired.
“Retirement” means the retirement of the Participant on a "Retirement Date" (as such term is defined in the GATX Corporation Non-Contributory Pension Plan for Salaried Employees).

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